Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. PRICES $136.5 MILLION PUBLIC OFFERING

KOKOMO, IN – March 19, 2007 – Haynes International, Inc. (NASDAQ: HAYN) today announced that it has priced its public offering of 2,100,000 shares of common stock at an aggregate offering price of $136,500,000, or $65.00 per share.  The public offering includes 1,100,000 shares of common stock sold by the Company and 1,000,000 shares of common stock sold by certain selling stockholders.  The net proceeds to the Company from the offering are expected to be used to repay outstanding debt under its existing credit facilities. The Company will not receive any proceeds from the sale of stock by the selling stockholders.

The public offering is expected to close on or about March 23, 2007.  J.P. Morgan Securities Inc. is acting as the sole book-running manager and Bear, Stearns & Co. Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc., are acting as co-managers of the public offering. The offering is being made only by means of a prospectus, copies of which may be obtained from JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245; Telephone No.:  (718) 242-8002.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on March 19, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

About Haynes International, Inc.

Haynes International, Inc. is a leading developer, manufacturer, marketer and distributor of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.